SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 9, 2011

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2011, DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”) announced the election of Jonathan G. Heiliger to the Company’s board of directors (the “Board of Directors”).

Mr. Heiliger was elected by the Board of Directors on November 9, 2011, upon the recommendation of the Nominating and Corporate Governance Committee. The Board of Directors affirmatively determined that Mr. Heiliger is an independent director under the New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

From 2007 to 2011, Mr. Heiliger served as Vice President of Technical Operations at Facebook, Inc., a social networking company. Prior to that, from October 2005 through October 2007, Mr. Heiliger was self-employed, acting as a technology consultant.

Mr. Heiliger will serve on the Board until the 2012 annual meeting of stockholders and until his successor is duly elected and qualified. In connection with Mr. Heiliger’s election, the size of the Company’s Board of Directors has been increased to eight members. As of the date of this report, Mr. Heiliger has not been named to any committees of the Board of Directors.

Mr. Heiliger will receive a $20,000 cash retainer and $20,000 in shares of common stock as compensation for serving on the Board of Directors until the Company’s 2012 annual meeting of stockholders. The number of shares will be calculated based on the average of the opening and closing sale prices of the Company’s common stock on November 9, 2011.

A copy of the Company’s press release announcing Mr. Heiliger’s election is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated November 9, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

November 10, 2011	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.

General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated November 9, 2011